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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Aspreva Pharmaceuticals Corporation
(Name of Issuer)
Common Shares, no par value, and associated share purchase rights
(Title of Class of Securities)
04538T 10 9
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	04538T 10 9	Page	2	of	9

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Noel F. Hall

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		32,002

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		600,000[2]

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		32,002

WITH:	8	SHARED DISPOSITIVE POWER:

		600,000[2]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,239,421[1,2]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	Not applicable.

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.5%[1,2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	04538T 10 9	Page	3	of	9

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Sandra MacPherson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		7,419

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		600,000[1]

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		7,419

WITH:	8	SHARED DISPOSITIVE POWER:

		600,000[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,239,421[1,2]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	Not applicable.

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.5%[1,2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	04538T 10 9	Page	4	of	9

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Noel Francis Hall Spousal Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		600,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	600,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	04538T 10 9	Page	5	of	9

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Sandra MacPherson Spousal Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		600,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	600,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Item 1.
(a)	Name of Issuer Aspreva Pharmaceuticals Corporation
(b)	Address of Issuer’s Principal Executive Offices 1203-4464 Markham Street, Victoria, British Columbia, Canada V8Z 7X8
Item 2.
(a)	Name of Person Filing Noel F. Hall Sandra MacPherson Noel Francis Hall Spousal Trust Sandra MacPherson Spousal Trust
(b)	Address of Principal Business Office or, if none, Residence c/o Aspreva Pharmaceuticals Corporation 1203-4464 Markham Street, Victoria, British Columbia, Canada V8Z 7X8
(c)	Citizenship

Noel F. Hall	Victoria, British Columbia, Canada
Sandra MacPherson	Victoria, British Columbia, Canada
Noel Francis Hall Spousal Trust	Victoria, British Columbia, Canada
Sandra MacPherson Spousal Trust	Victoria, British Columbia, Canada
(d)	Title of Class of Securities Common Shares, no par value, and associated share purchase rights
(e)	CUSIP Number 04538T 10 9
Item 3. If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	A parent holding company or control person in accordance with § 240.13d-1(b)(ii)(G);

(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:

Noel F. Hall	1,239,421	[1,2]
Sandra MacPherson	1,239,421	[1,2]
Noel Francis Hall Spousal Trust	600,000
Sandra MacPherson Spousal Trust	600,000
(b)	Percent of Class:

Noel F. Hall	3.5%[1,2]
Sandra MacPherson	3.5%[1,2]
Noel Francis Hall Spousal Trust	1.7%
Sandra MacPherson Spousal Trust	1.7%
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

Noel F. Hall	32,002
Sandra MacPherson	7,419
Noel Francis Hall Spousal Trust	0
Sandra MacPherson Spousal Trust	0
(ii)	Shared power to vote or to direct the vote:

Noel F. Hall	600,000	[2]
Sandra MacPherson	600,000	[1]
Noel Francis Hall Spousal Trust	600,000
Sandra MacPherson Spousal Trust	600,000
(iii)	Sole power to dispose or to direct the disposition of:

Noel F. Hall	32,002
Sandra MacPherson	7,419
Noel Francis Hall Spousal Trust	0
Sandra MacPherson Spousal Trust	0

[1]	By virtue of her status as trustee of the Noel Francis Hall Spousal Trust (the “Hall Trust”), Sandra MacPherson may be deemed to have beneficial ownership of the 600,000 shares held by the Hall Trust.

[2]	By virtue of his status as trustee of the Sandra MacPherson Spousal Trust (the “MacPherson Trust”), Noel F. Hall may be deemed to beneficial ownership of the 600,000 shares held by the MacPherson Trust.

(iv)	Shared power to dispose or to direct the disposition of:

Noel F. Hall	600,000	[2]
Sandra MacPherson	600,000	[1]
Noel Francis Hall Spousal Trust	600,000
Sandra MacPherson Spousal Trust	600,000
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.
Item 8. Identification and Classification of Members of the Group
Not applicable.
Item 9. Notice of Dissolution of a Group
Not applicable.
Item 10. Certification
Not applicable.

Pagge 8 of 9

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2007

Date

/s/ Noel F. Hall

Noel F. Hall

/s/ Sandra MacPherson

Sandra MacPherson

Noel Francis Hall Spousal Trust

By:	/s/ Sandra MacPherson

Sandra MacPherson, Trustee

Sandra MacPherson Spousal Trust

By:	/s/ Noel F. Hall

Noel F. Hall, Trustee